Exhibit 99.1

Clarus Reports Fourth Quarter and Full Year 2022 Results

SALT LAKE CITY, Utah – February 27, 2023 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor and consumer enthusiast markets, reported financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Financial Summary vs. Same Year-Ago Quarter

•	Sales of $104.2 million compared to $118.2 million.
•	Gross margin was 34.6% compared to 36.1%.
•	Net loss of $81.6 million, or $(2.20) per diluted share, compared to net income of $14.0 million, or $0.36 per diluted share. Net loss in Q4 2022 included a non-cash impairment charge of $92.3 million in the Adventure segment.
•	Adjusted net income before non-cash items of $7.3 million, or $0.20 per diluted share, compared to $17.4 million, or $0.45 per diluted share.
•	Adjusted EBITDA of $10.6 million with an adjusted EBITDA margin of 10.2% compared to $20.0 million with an adjusted EBITDA margin of 16.9%.

2022 Financial Summary vs. 2021

•	Sales increased 19% to $448.1 million compared to $375.8 million.
•	Gross margin was 36.5% compared to 36.4%; adjusted gross margin was 36.5% compared to 37.7%.
•	Net loss was $69.8 million, or $(1.88) per diluted share, compared to net income of $26.1 million, or $0.73 per diluted share. Net loss in 2022 included the $92.3 million non-cash impairment expense in the Adventure segment.
•	Adjusted net income before non-cash items was $45.3 million, or $1.22 per diluted share, compared to $52.5 million, or $1.47 per diluted share.
•	Adjusted EBITDA of $63.0 million with an adjusted EBITDA margin of 14.1% compared to $61.5 million with an adjusted EBITDA margin of 16.4%.

Management Commentary

“While 2022 will go down as one of our most challenging years given various macroeconomic headwinds, our brands were largely resilient, and our team was nimble and tenacious,” said Clarus President John Walbrecht. “As the challenges set-in, we acted quickly by pivoting to areas of our business experiencing less headwinds, and we prioritized expense reductions, free cash flow generation, and debt reduction.

“Our areas of focus were Precision Sports, as well markets outside of North American wholesale in our Outdoor segment. The results were evident as we drove a record fourth quarter in Precision Sports with sales growth of 10%. In Outdoor, our focus on Europe and our International Global Distributor (“IGD”) markets, which did not experience the magnitude of headwinds as North America, allowed us to drive constant currency growth in the fourth quarter of 15% in Europe and 7% in our IGD market. Our continued focus on apparel and our direct-to-consumer business in our Outdoor segment also helped to offset broader headwinds, growing 15% and 19% in the fourth quarter, respectively.

“The pivot towards liquidity improvement was also apparent during the fourth quarter. Our focus on reducing working capital and lowering costs allowed us to generate $30 million in free cash flow which we used to bring our leverage to the bottom end of our 2x to 3x target.

“As we look ahead, we intend to execute on the biggest opportunities within our existing segments and enhance our operational performance. We also plan to focus on our core consumer through community-centric investments in proven areas like our direct-to-consumer business. We expect that these actions will position us to return to sustainable profitable growth and, with that, strong shareholder value creation.

“Finally, we are excited by the recent announcement of Neil Fiske as the new President for Black Diamond. He will be responsible for accelerating growth and lifting profitability by capitalizing on attractive expansion opportunities across various categories, channels, and regions.”

Fourth Quarter 2022 Financial Results

Sales in the fourth quarter were $104.2 million compared to $118.2 million in the same year-ago quarter. The fourth quarter of 2022 included revenue contribution of $3.8 million from MAXTRAX, an acquisition completed on December 1, 2021. Organic sales were down 11% in the quarter, MAXTRAX contributed 2% and foreign currency exchange was a 3% headwind. Foreign currency exchange was unfavorable to sales by $3.7 million in the fourth quarter as the U.S. dollar continued to strengthen against the Euro and Australia dollar.

Sales in the Outdoor segment were $55.3 million, or $57.7 million on a constant currency basis, compared to $65.1 million in the year ago quarter. The decline primarily reflected inventory destocking trends at the Company’s key North American retail accounts, which were partially offset by growth in the direct-to-consumer channels and European and IGD markets. Precision Sport sales increased 10% to $30.3 million, reflecting continued strong demand and market share gains. Sales in the Adventure segment were $18.5 million, reflecting lower consumer demand given the challenging economic environment and constraints on new vehicle deliveries which impacted new product sales in both Australia and North America.

Gross margin in the fourth quarter was 34.6% compared to 36.1% in the year-ago quarter due to higher freight costs and unfavorable foreign currency exchange movement. Higher freight costs negatively impacted gross margin by 90 basis points and foreign currency exchange had a 220-basis points impact.

Selling, general and administrative expenses in the fourth quarter were $33.1 million compared to $32.6 million in the same year-ago quarter. The inclusion of MAXTRAX and higher rent and selling expenses at the Adventure segment were nearly offset by lower non-cash stock-based compensation for performance awards at the corporate level.

Net loss in the fourth quarter was $81.6 million, or $(2.20) per diluted share, compared to net income of $14.0 million, or $0.36 per diluted share, in the prior year quarter. Net loss in the fourth quarter of 2022 included a non-cash impairment charge of $92.3 million in the Adventure segment due to the decline in the Company’s stock price and lower sales and profitability in the segment compared to expectations.

Adjusted net income before non-cash items in the fourth quarter, which excludes non-cash items and transaction costs, was $7.3 million, or $0.20 per diluted share, compared to $17.4 million, or $0.45 per diluted share, in the same year-ago quarter.

Adjusted EBITDA in the fourth quarter was $10.6 million, or an adjusted EBITDA margin of 10.2%, compared to $20.0 million, or an adjusted EBITDA margin of 16.9%, in the same year-ago quarter. The decline in adjusted EBITDA was driven by lower sales in the Adventure segment, as well as unfavorable movements in foreign currency exchange rates and higher freight costs.

Net cash provided by operating activities for the three months ended December 31, 2022, was $32.4 million compared to $16.8 million in the prior year quarter. Capital expenditures in the fourth quarter of 2022 were $2.0 million compared to $11.8 million in the prior year quarter, which included $9.5 million for the purchase of the existing Barnes facility in Mona, Utah. Free cash flow for the fourth quarter of 2022 was $30.3 million compared to $5.0 million in the prior year quarter due to collection of accounts receivable and reduced inventory levels compared to September 30, 2022.

Liquidity at December 31, 2022 vs. December 31, 2021

•	Cash and cash equivalents totaled $12.1 million compared to $19.5 million.
•	Total debt of $139.0 million compared to $141.5 million.
•	The Company’s credit facility matures in April of 2027 and bears interest at a variable rate that was approximately 6.3% at December 31, 2022.
•	Remaining access to approximately $98 million on the Company’s revolving line of credit.
•	Net debt leverage ratio of 2.0x compared to 2.0x

Full Year 2022 Financial Results

Sales in 2022 increased 19% to a record $448.1 million compared to $375.8 million in 2021. The increase includes revenue contribution of $77.0 million from Rhino-Rack, an acquisition completed on July 1, 2021, and $15.9 million from MAXTRAX, an acquisition completed on December 1, 2021. Full year 2022 sales increased 1% on a proforma basis compared to 2021. Full year 2022 sales were negatively impacted by unfavorable foreign currency exchange movements of nearly $9 million compared to 2021.

From a segment perspective, Outdoor sales were up 1% to $222.3 million compared to 2021, Precision Sport sales were up 21% to $132.9 million and Adventure sales were $92.9 million.

Gross margin in 2022 improved to 36.5% compared to 36.4% in 2021 primarily due to the fair value inventory adjustment from the 2021 acquisitions not repeating in 2022, partially offset by unfavorable foreign currency exchange and higher freight costs. Adjusted gross margin in 2022 was 36.5% compared to 37.7% in the year-ago quarter.

Selling, general and administrative expenses in 2022 were $135.0 million compared to $105.5 million in 2021. The increase was primarily due to the inclusion of Rhino-Rack and MAXTRAX for the full year along with higher costs related to payroll and stock compensation expense at the corporate level and higher investment in the retail and direct to consumer initiatives in the Outdoor segment.

Net loss in 2022 was $69.8 million, or $(1.88) per diluted share, compared to net income of $26.1 million, or $0.73 per diluted share, in the prior year. Net loss in 2022 included the $92.3 million non-cash impairment charge in the Adventure segment discussed above.

Adjusted net income before non-cash items in 2022, which excludes non-cash items and transaction costs, was $45.3 million, or $1.22 per diluted share, compared to an adjusted net income before non-cash items of $52.5 million, or $1.47 per diluted share, in 2021.

Adjusted EBITDA in 2022 was $63.0 million, or an adjusted EBITDA margin of 14.1%, compared to $61.5 million, or an adjusted EBITDA margin of 16.4%, in 2021.

Net cash provided by operating activities for the year ended December 31, 2022, was $14.6 million compared to $(0.3) million in 2021. Capital expenditures in 2022 were $8.2 million compared to $17.4 million in the prior year. Free cash flow for the year ended December 31, 2022, was $6.4 million compared to $(17.7) million in the same year-ago period. This increase is primarily due to lower capital expenditures in 2022.

2023 Outlook

The Company expects fiscal year 2023 sales of approximately $420 million and adjusted EBITDA of approximately $60 million, or an adjusted EBITDA margin of 14.3%. In addition, capital expenditures are expected to range between $7 - $8 million and free cash flow is expected to range between $35 - $40 million for the full year 2023. Implicit in these expectations is caution and conservatism considering the challenging macro environment, higher interest rates, and the uncertain impact these challenges might have on the consumer.

Net Operating Loss (NOL)

The Company estimates that it has available net operating loss (the “NOLs”) carryforwards for U.S. federal income tax purposes of approximately $17.7 million, which includes $1.8 million of U.S. federal NOL carryforwards that expire on December 31, 2023. The Company’s common stock is subject to a rights agreement dated February 7, 2008, that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the Company will be able fully utilize the NOLs to offset current and future earnings or that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter 2022 results.

Date: Monday, February 27, 2023

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Registration Link: https://register.vevent.com/register/BIb931aede3576408897b50ed55fa33007

To access the call by phone, please register via the live call registration link above and you will be provided with dial-in instructions and details. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 7:00 p.m. Eastern Time on the same day through February 27, 2024.

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leading designer, developer, manufacturer and distributor of best-in-class outdoor equipment and lifestyle products focused on the outdoor and consumer enthusiast markets. Our mission is to identify, acquire and grow outdoor “super fan” brands through our unique “innovate and accelerate” strategy. We define a “super fan” brand as a brand that creates the world’s pre-eminent, performance-defining product that the best-in-class user cannot live without. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, MAXTRAX®, Sierra®, and Barnes® brand names through outdoor specialty and online retailers, our own websites, distributors, and original equipment manufacturers. Our portfolio of iconic brands is well-positioned for sustainable, long-term growth underpinned by powerful industry trends across the outdoor and adventure sport end markets. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.rhinorack.com, www.maxtrax.com.au, www.sierrabullets.com, www.barnesbullets.com, www.pieps.com, or www.goclimbon.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBTIDA margin, and (iv) free cash flow (defined as net cash provided by operating activities less capital expenditures). The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release, include, but are not limited to, those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

John C. Walbrecht

President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

Michael J. Yates

Chief Financial Officer

Tel 1-801-993-1304

mike.yates@claruscorp.com

Investor Relations Contact:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

CLAR@gatewayir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	December 31, 2022	December 31, 2021

Assets
Current assets
Cash	$12,061	$19,465
Accounts receivable, net	66,553	66,180
Inventories	147,072	129,354
Prepaid and other current assets	9,899	11,831
Income tax receivable	3,034	116
Total current assets	238,619	226,946

Property and equipment, net	43,010	42,826
Other intangible assets, net	55,255	73,683
Indefinite-lived intangible assets	82,901	128,271
Goodwill	62,993	118,090
Deferred income taxes	17,912	22,433
Other long-term assets	17,455	19,578
Total assets	$518,145	$631,827

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$27,052	$31,488
Accrued liabilities	25,170	27,473
Income tax payable	421	4,437
Current portion of long-term debt	11,952	9,585
Total current liabilities	64,595	72,983

Long-term debt, net	127,082	131,948
Deferred income taxes	18,506	35,280
Other long-term liabilities	15,854	21,448
Total liabilities	226,037	261,659

Stockholders' Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized; 41,637 and 41,105 issued and 37,048 and 37,094 outstanding, respectively	4	4
Additional paid in capital	679,339	662,996
Accumulated deficit	(336,843)	(263,342)
Treasury stock, at cost	(32,707)	(24,440)
Accumulated other comprehensive loss	(17,685)	(5,050)
Total stockholders' equity	292,108	370,168
Total liabilities and stockholders' equity	$518,145	$631,827

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2022	December 31, 2021

Sales
Domestic sales	$56,224	$65,170
International sales	47,958	53,013
Total sales	104,182	118,183

Cost of goods sold	68,124	75,501
Gross profit	36,058	42,682

Operating expenses
Selling, general and administrative	33,080	32,591
Transaction costs	87	2,571
Contingent consideration benefit	-	(1,605)
Impairment of goodwill and indefinite-lived intangible assets	92,311	-

Total operating expenses	125,478	33,557

Operating (loss) income	(89,420)	9,125

Other (expense) income
Interest expense, net	(2,835)	(1,013)
Other, net	806	(119)

Total other expense, net	(2,029)	(1,132)

(Loss) income before income tax	(91,449)	7,993
Income tax benefit	(9,845)	(6,053)
Net (loss) income	$(81,604)	$14,046

Net (loss) income per share:
Basic	$(2.20)	$0.39
Diluted	(2.20)	0.36

Weighted average shares outstanding:
Basic	37,039	36,037
Diluted	37,039	38,980

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Twelve Months Ended
	December 31, 2022	December 31, 2021

Sales
Domestic sales	$238,144	$225,878
International sales	209,962	149,916
Total sales	448,106	375,794

Cost of goods sold	284,690	238,862
Gross profit	163,416	136,932

Operating expenses
Selling, general and administrative	135,039	105,494
Transaction costs	2,967	11,843
Contingent consideration expense (benefit)	493	(1,605)
Impairment of goodwill and indefinite-lived intangible assets	92,311	-

Total operating expenses	230,810	115,732

Operating (loss) income	(67,394)	21,200

Other income (expense)
Interest expense, net	(7,895)	(2,939)
Other, net	(1,842)	(4,382)

Total other expense, net	(9,737)	(7,321)

(Loss) income before income tax	(77,131)	13,879
Income tax benefit	(7,351)	(12,214)
Net (loss) income	$(69,780)	$26,093

Net (loss) income per share:
Basic	$(1.88)	$0.79
Diluted	(1.88)	0.73

Weighted average shares outstanding:
Basic	37,201	33,136
Diluted	37,201	35,686

CLARUS CORPORATION

RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT

AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	December 31, 2022		December 31, 2021

Gross profit as reported	$36,058	Gross profit as reported	42,682
Plus impact of inventory fair value adjustment	-	Plus impact of inventory fair value adjustment	1,309
Adjusted gross profit	$36,058	Adjusted gross profit	$43,991

Gross margin as reported	34.6%	Gross margin as reported	36.1%

Adjusted gross margin	34.6%	Adjusted gross margin	37.2%

TWELVE MONTHS ENDED

	December 31, 2022		December 31, 2021

Gross profit as reported	$163,416	Gross profit as reported	136,932
Plus impact of inventory fair value adjustment	269	Plus impact of inventory fair value adjustment	4,769
Adjusted gross profit	$163,685	Adjusted gross profit	$141,701

Gross margin as reported	36.5%	Gross margin as reported	36.4%

Adjusted gross margin	36.5%	Adjusted gross margin	37.7%

CLARUS CORPORATION

RECONCILIATION FROM NET (LOSS) INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Three Months Ended
		Per Diluted		Per Diluted
	December 31, 2022	Share	December 31, 2021	Share

Net (loss) income	$(81,604)	$(2.20)	$14,046	$0.36

Amortization of intangibles	3,586	0.10	3,863	0.10
Depreciation	1,826	0.05	1,649	0.04
Amortization of debt issuance costs	231	0.01	170	0.00
Stock-based compensation	2,219	0.06	3,063	0.08
Inventory fair value of purchase accounting	-	-	1,309	0.03
Impairment of goodwill and indefinite-lived intangible assets	92,311	2.49	-	-
Income tax benefit	(9,845)	(0.27)	(6,053)	(0.16)
Cash paid for income taxes	(1,484)	(0.04)	(1,631)	(0.04)

Net income before non-cash items	$7,240	$0.20	$16,416	$0.42

Transaction costs	87	0.00	2,571	0.07
Contingent consideration (benefit)	-	-	(1,605)	(0.04)
State cash taxes on adjustments	(2)	(0.00)	(21)	(0.00)

Adjusted net income before non-cash items	$7,325	$0.20	$17,361	$0.45

CLARUS CORPORATION

RECONCILIATION FROM NET (LOSS) INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED

NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Twelve Months Ended
		Per Diluted		Per Diluted
	December 31, 2022	Share	December 31, 2021	Share

Net (loss) income	$(69,780)	$(1.88)	$26,093	$0.73

Amortization of intangibles	15,326	0.41	9,834	0.28
Depreciation	7,626	0.20	5,985	0.17
Amortization of debt issuance costs	824	0.02	505	0.01
Stock-based compensation	11,361	0.31	9,477	0.27
Inventory fair value of purchase accounting	269	0.01	4,769	0.13
Impairment of goodwill and indefinite-lived intangible assets	92,311	2.48	-	-
Income tax benefit	(7,351)	(0.20)	(12,214)	(0.34)
Cash paid for income taxes	(8,639)	(0.23)	(1,984)	(0.06)

Net income before non-cash items	$41,947	$1.13	$42,465	$1.19

Transaction costs	2,967	0.08	11,843	0.33
Contingent consideration (benefit)	493	0.01	(1,605)	(0.04)
State cash taxes on adjustments	(63)	(0.00)	(225)	(0.01)

Adjusted net income before non-cash items	$45,344	$1.22	$52,478	$1.47

CLARUS CORPORATION

RECONCILIATION FROM NET (LOSS) INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND
AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	December 31, 2022	December 31, 2021

Net (loss) income	$(81,604)	$14,046

Income tax benefit	(9,845)	(6,053)
Other, net	(806)	119
Interest expense, net	2,835	1,013

Operating (loss) income	(89,420)	9,125

Depreciation	1,826	1,649
Amortization of intangibles	3,586	3,863

EBITDA	(84,008)	14,637

Transaction costs	87	2,571
Contingent consideration benefit	-	(1,605)
Inventory fair value of purchase accounting	-	1,309
Impairment of goodwill and indefinite-lived intangible assets	92,311	-
Stock-based compensation	2,219	3,063

Adjusted EBITDA	$10,609	$19,975

CLARUS CORPORATION

RECONCILIATION FROM NET (LOSS) INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND
AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Twelve Months Ended
	December 31, 2022	December 31, 2021

Net (loss) income	$(69,780)	$26,093

Income tax benefit	(7,351)	(12,214)
Other, net	1,842	4,382
Interest expense, net	7,895	2,939

Operating (loss) income	(67,394)	21,200

Depreciation	7,626	5,985
Amortization of intangibles	15,326	9,834

EBITDA	(44,442)	37,019

Transaction costs	2,967	11,843
Contingent consideration expense (benefit)	493	(1,605)
Inventory fair value of purchase accounting	269	4,769
Impairment of goodwill and indefinite-lived intangible assets	92,311	-
Stock-based compensation	11,361	9,477

Adjusted EBITDA	$62,959	$61,503